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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                       CHROMAVISION MEDICAL SYSTEMS, INC.
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             (Exact Name of Registrant as Specified in its Charter)


               Delaware                                   75-2649072
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(State of Incorporation or Organization)       (IRS Employer Identification no.)


         33171 Paseo Cerveza,
    San Juan Capistrano, California                          92675
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(Address of Principal Executive Offices)                   (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]


If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]


Securities Act registration statement file number to which this form relates:
0-022677
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Securities to be registered pursuant to Section 12(g) of the Act:


          Title of Each Class           Name of Each Exchange on Which
          to be so Registered           Each Class is to be Registered
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          Rights to Purchase
       Series C Preferred Stock,
       par value $.01 per share             Nasdaq National Market
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Securities to be registered pursuant to Section 12(b) of the Act:

                                      None
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                                (Title of Class)

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                       CHROMAVISION MEDICAL SYSTEMS, INC.
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant's Securities to be Registered.
         -------------------------------------------------------

         On September 28, 2000 ChromaVision Medical Systems, Inc. ("ChromaVision") amended its Stockholder Rights Plan, which had been adopted in March 1999 and was amended by the Amendment to Rights Agreement dated as of June 21, 1999. The Stockholder Rights Plan provides for the distribution of rights to purchase additional shares of capital stock of ChromaVision in the event any person, entity or group acquires beneficial ownership of 15% or more of the outstanding Voting Shares of ChromaVision. "Voting Shares" is defined in the Plan to mean Common Stock and any other shares of capital stock of the Company entitled to vote generally in the election of directors or to approve any merger, consolidation, sale of all or substantially assets of the Company, liquidation, dissolution or winding up. Presently the only Voting Shares outstanding are the shares of Common Stock.

         The Plan included an exception for acquisitions of shares by persons, entities or groups who, as of February 10, 1999, were the beneficial owner of more than 15% of the outstanding shares of Common Stock of the Company. (These beneficial owners are refered to below as "Existing 15% Owners.") That exemption in the Plan applied only if (1) an Existing 15% Owner continued to own at least 15% of the Voting Shares of the Company and (2) did not acquire additional Voting Shares which would cause the Existing 15% Owner's beneficial ownership of Voting Shares to exceed 40% of the number of shares outstanding.

         Amendment No. 2 to the Plan makes three changes. First, it exempts from the provision described above the acquisition of 400,495 shares of Common Stock and warrants to purchase an additional 40,050 shares of Common Stock acquired by Safeguard Delaware, Inc., a wholly-owned subsidiary of Safeguard Scientifics, Inc. from ChromaVision in a private placement on September 28, 2000. Second, it amends the definition of "15% Stockholder" to exclude any Exempted Group. Third, it defines Exempted Group as any group consisting of Safeguard Scientifics, Inc., its affiliates and associates, and incuVest LLC, a limited liability company and its affiliates and associates, but only so long as (i) Safeguard Scientifics, Inc. and its affiliates and associates beneficially own more than a majority of the Voting Shares of ChromaVision beneficially owned in the aggregate by Safeguard Scientifics, Inc., its affiliates and associates, incuVest LLC and its affiliates and associates and (ii) Safeguard Scientifics, Inc., its affiliates and associates, and incuVest LLC and its affiliates and associates do not beneficially own in the aggregate more than 45% of the Voting Shares of ChromaVision then outstanding.


Item 2.  Exhibits

         1. Rights Agreement, dated as of February 10, 1999, between ChromaVision Medical Systems, Inc. and Harris Trust Company of California, as Rights Agent (incorporated by reference to ChromaVision's registration statement on Form 8-K (commission file no. 0-022677) filed March 12, 1999).


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         2.       Amendment to Rights Agreement dated June 21, 1999 between
                  ChromaVision and Harris Trust Company of California, as Rights Agent (incorporated by reference to ChromaVision's registration statement on Form 8-K (commission file no. 0-022677) filed July 2, 1999).

         3. Certificate of Designations of Series C Preferred Stock (incorporated by reference to ChromaVision's registration statement on Form 8-K (commission file no. 0-022677) filed March 12, 1999).

         4. Amendment No. 2 to Rights Agreement dated September 28, 2000 between ChromaVision and Harris Trust Company of California, as Rights Agent (incorporated by reference to ChromaVision's registration statement on Form 8-K (commission file no. 0-022677) filed October 10, 2000).


                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  October 10, 2000                CHROMAVISION MEDICAL SYSTEMS, INC.


                                       By:   /s/  Kevin C. O'Boyle
                                             -----------------------------------
                                       Name: Kevin O'Boyle
                                       Its:  Senior Vice President of Operations
                                             and Chief Financial Officer
                                             (Duly Authorized Officer of the
                                             Registrant)


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